UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2009
PREGIS HOLDING II CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	333-130353-04	20-3321581
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of		Identification Number)
incorporation)
1650 Lake Cook Road
Deerfield, Illinois 60015
(Address of principal executive offices)
Registrant’s telephone number, including area code:  (847) 597-2200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-99.1
EX-99.2

Item 7.01. Regulation FD Disclosure
     On September 23, 2009, we issued a press release announcing that Pregis Corporation has launched an offering of Second Priority Senior Secured Floating Rate Notes due 2013 pursuant to Rule 144A and Regulation S. The press release has been filed as an exhibit to this Form 8-K. In connection with the debt offering, we also issued the following supplemental information.
Third Quarter 2009 Results
     We estimate that during the quarter ending September 30, 2009 our net sales will range between approximately $200 million and $220 million, compared to net sales of $196.0 million for the quarter ending June 30, 2009. In addition, we estimate that during the quarter ending September 30, 2009 our Adjusted EBITDA will range between approximately $22 million and $26 million, compared to Adjusted EBITDA of $24.2 million for the quarter ending June 30, 2009. Our results for the quarter ending September 30, 2009, as compared to the quarter ending June 30, 2009, have benefited from (1) slightly increased volumes in both of our reporting segments (volumes generally have been modestly increasing on a month to month basis since March 2009), (2) a weakened dollar compared to other foreign currencies, and (3) continued implementation during 2009 of our cost saving programs which commenced during 2008, somewhat offset by (4) higher resin costs in both North America and Europe. The third quarter estimates included above are unaudited, are subject to completion, and reflect our current best estimates and may be revised as a result of management’s further review of our results. During the course of the preparation of our final consolidated quarterly financial statements and related notes, we may identify items that would require us to make material adjustments to the preliminary financial information presented above.
Sale Leaseback Transactions
     We are currently exploring opportunities to enter into sale leaseback transactions relating to five of our real estate properties. In connection with these transactions, we would sell the properties we own in Plymouth, Indiana, Visalia, California, Glens Falls, New York, Cheshire, United Kingdom and Ossago, Italy and lease such properties from the purchasers. If we consummate sale leaseback transactions for all five properties, we expect to receive net cash proceeds of approximately $35-40 million. We expect to use the sale leaseback proceeds for capital expenditures and other investments in assets or properties that will be used in our business or to repay outstanding indebtedness. There can be no assurance that a sale leaseback of any or all of the properties referred to above will be consummated on the terms described herein, or at all.
Proposed Amendment to Senior Secured Credit Facilities
     We are also currently seeking to obtain an amendment to our senior secured credit facilities (the “Proposed Amendment”). The Proposed Amendment would, among other things:
•	allow for the issuance of the new Second Priority Senior Secured Floating Rate Notes due 2013;

•	permit us to engage in up to $37 million of sale leaseback transactions in 2009 and up to $35 million of additional sale leaseback transactions through the maturity of the senior secured credit facilities;

•	replace the maximum leverage ratio covenant of 5.0x under our senior secured credit facilities with a first lien leverage covenant of 2.0x;

•	eliminate the minimum cash interest coverage ratio covenant under our senior secured credit facilities;

•	increase the accordion feature of the term loan portion of our senior secured credit facilities by $100.0 million, allowing us to borrow up to $200.0 million under the term loan portion of our senior secured credit facilities, subject to certain conditions;

•	provide for additional subordinated debt issuances subject to a 2x fixed charge coverage ratio; and

•	modify several other covenants in our senior secured credit facilities to provide us with more flexibility.
     There can be no assurance that the Proposed Amendment will be consummated on the terms described herein, or at all. The consummation of the debt offering is conditioned on our obtaining the Proposed Amendment in form and substance satisfactory to us.
Cost Savings
     We have implemented a number of cost savings initiatives to generate sustainable improvements in profitability and to respond to the economic weakness that began in 2008 and has continued into 2009. We realized approximately $38 million in cost savings in 2008, and we estimate that we will realize approximately $40 million of cost savings in 2009, of which $33 million have been achieved through the end of August 2009. We estimate that the projected $78 million in cost savings for the combined years of 2008 and 2009 will consist of approximately $52 million in savings resulting from manufacturing restructuring and optimization, including a plant shutdown and over 300 efficiency projects, $16 million in savings resulting from salaried headcount reductions and $10 million of savings resulting from spending reductions.
Industry Overview
     In 2008, the protective packaging industry in North America and Europe had sales of approximately $3 billion, based on management estimates, with North America representing approximately 50% and Europe representing approximately 50%. The demand for protective packaging in North America has grown at an average annual rate of approximately 5% from 2002 to 2007 and is expected to grow at an average rate of approximately 4% annually through 2012. We believe that the historical growth was mainly due to the increased demand for protective packaging in the industrial and consumer end-markets resulting from expedited delivery of individualized packages, globalization of the supply chain, increased focus on efficiency and reduced costs in shipping. We believe that future growth will be aided by further expansion of Internet commerce and mail order catalog sales, as well as the increased customization of protective packaging applications in the electronics, medical and other industries. The protective packaging industry is also characterized by diversity of end-markets, applications and customers.
     Within the European specialty packaging market, our business participates in the converted flexible packaging market (with estimated 2008 sales of € 9.8 billion), the disposable operating drapes and gowns market (with estimated 2008 sales of $600 million) and the foodservice market (with 2008 sales of €4.6 billion based on company estimates). Annual sales growth rates through 2012 for converted flexible packaging are expected to average approximately 2% per annum in Western Europe and approximately 8% per annum in Central and Eastern Europe, driven by general economic growth, material substitution trends and changing consumer preferences. Revenue for disposable operating drapes and gowns is expected to grow approximately 5% through 2013 as disposable drapes and gowns continue to take business from reusable drapes and gowns. We believe penetration levels for disposable drapes and gowns in Europe currently are approximately 60%, significantly below penetration levels in the United States which we believe to be at least 90%. We believe the food and foodservice markets will continue to be favorably impacted by increases in consumer demand for convenience including semi-ready meals, food-on-the-go, as well as a trend toward home meal replacement.
Reconciliation of Adjusted EBITDA for June 30, 2009 Quarter

(unaudited)	Three Months Ended June 30,
(dollars in thousands)	2009
Net income (loss) of Pregis Holding II Corporation	$3,063
Interest expense, net of interest income	9,387
Income tax expense	2,167
Depreciation and amortization	11,305

EBITDA	25,922

Other non-cash charges (income):
Unrealized foreign currency transaction losses (gains), net	(8,159)
Non-cash stock based compensation expense	301
Non-cash asset impairment charge	(253)
Other non-cash expenses, primarily fixed asset disposals and write-offs	—
Net unusual or nonrecurring gains or losses:
Restructuring, severance and related expenses	5,614
Nonrecurring charges related to acquisitions and dispositions	—
Other, principally executive management severance and recruiting expenses	164
Other adjustments:
Amounts paid pursuant to management agreement with Sponsor	599
Pro forma earnings and costs savings	—

Adjusted EBITDA (“Consolidated Cash Flow”)	$24,188

Note to above:
     EBITDA is defined as net income before interest expense, interest income, income tax expense, depreciation and amortization. Adjusted EBITDA, referred to as Consolidated Cash Flow within the context of the Company’s indentures, is presented herein because it is a material element of the fixed charge coverage ratio and secured indebtedness leverage ratio included in the Company’s indentures and is a significant operating measure used by the Company to measure its operating performance and liquidity.
     The information in Item 7.01 of this Current Report on Form 8-K and Exhibits 99.1 and 99.2 attached hereto are being furnished pursuant to Item 7.01 of Form 8-K and shall not, except to the extent required by applicable law or regulation, be deemed filed by the Company for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall any of such information or exhibits be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
Item 9.01. Financial Statements and Exhibits.
99.1	Press Release, dated September 23, 2009, regarding a private placement of debt securities

99.2	Excerpt from September 23, 2009 presentation materials

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: September 23, 2009

PREGIS HOLDING II CORPORATION
By:	/s/ D. Keith LaVanway
	Name:	D. Keith LaVanway
	Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Title

99.1	Press Release, dated September 23, 2009, regarding a private placement of debt securities

99.2	Excerpt from September 23, 2009 presentation materials